Exhibit 99.4

BURLINGTON INDUSTRIES ANNOUNCES ENHANCED WL ROSS BID IN COURT-APPROVED AUCTION

GREENSBORO, N.C., July 28—Burlington Industries, Inc. today announced that the purchase price in its July 25th acquisition agreement with W.L. Ross & Co. LLC had been increased from $608 million to $620.08 million, both subject to various adjustments. The increase resulted from the sale process approved by the Court in Burlington’s reorganization proceeding.

The terms of the Burlington-Ross agreement are unchanged from the agreement announced on July 25th, except for the increase in the gross purchase price, which is payable at the closing $614.0 million in cash and a $6.08 million credit for enhancement of the break-up fee negotiated as part of the July 25th agreement. The agreement contemplates the sale of Burlington to W.L. Ross & Co. LLC, with a concurrent sale of Burlington’s Lees carpet business to Mohawk Industries, Inc.

Burlington estimates that the new purchase price will increase the return to unsecured creditors from approximately 40% to approximately 41.5% per allowed claim amount. This estimated amount is based on various assumptions, and the actual amount could be different.

Burlington will submit the revised agreement to the Bankruptcy Court for approval on Thursday, July 31, 2003.

With operations in the United States, Mexico and India and a global manufacturing and product development network based in Hong Kong, Burlington Industries is one of the world’s most diversified marketers and manufacturers of softgoods for apparel and interior furnishings.

This press release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the company’s current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, among other things, global economic activity and the implications thereon of the attack on September 11 and the U. S. government’s response thereto and the armed conflict with Iraq, the success of the company’s overall business strategy including successful implementation of the company’s restructuring plan and the company’s development of a global sourcing structure, the demand for textile products, the cost and availability of raw materials and labor, governmental legislation and regulatory changes, and the long-term implications of regional trade blocs and the effect of quota phase-out and lowering of tariffs under the WTO trade regime, the impact that the company’s Chapter 11 proceeding has had or may have on the company’s relationships with its principal customers and suppliers, the nature of the capital structure which is approved in the company’s plan or reorganization and the company’s ongoing ability to finance its operations and restructuring activities, the cost of future capital sources, and the exposure to interest rate and currency fluctuations, the company’s ability to utilize tax loss carryforwards and retain tax refunds received or to be received, and other factors identified in Burlington’s filings with the Securities and Exchange Commission.